ConforMIS Acquires Machining and Polishing Assets from Broad Peak Manufacturing
Acquisition expands in-house manufacturing of customized knee implants

Billerica, Mass., August 9, 2017 (GLOBE NEWSWIRE) – ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that offers joint replacement implants customized to fit each patient's unique anatomy, today announced that it has acquired the machining and polishing assets of Broad Peak Manufacturing, LLC, a high-precision surface preparation and finishing facility. The purchase price for the machining and polishing assets is approximately $6.5 million consisting of $5.75 million in cash and approximately $0.75 million in common stock. Under the terms of the deal, ConforMIS will integrate most of the Broad Peak employees, acquire supplies and equipment, and lease a fully operational manufacturing facility and office space in Wallingford, Connecticut.
Broad Peak has provided polishing services for ConforMIS’ femoral implant component including iTotal® CR, iTotal® PS, iUni® and iDuo® since 2014. Starting in the first quarter of 2018, ConforMIS estimates that the integration of the Broad Peak polishing operations will result in a reduction in the cost of polishing of up to 50%, and potentially more, with a potential 200 basis point improvement in overall gross margin.
“This acquisition represents an important step in enhancing the manufacturing of our customized knee implants,” said Mark Augusti, Chief Executive Officer and President of ConforMIS. “Our goal is to continuously invest in specific areas of our business that will improve overall operational efficiencies while maintaining our commitment to quality product for our patients. Integrating Broad Peak’s proven and innovative manufacturing operation directly into ConforMIS’ operations will allow us to further reduce costs, improve gross margin, and add additional manufacturing expertise that we intend to leverage as part of our larger plan to continually improve our manufacturing operations and our gross margin.”
Under the terms of the agreement, ConforMIS will lease the manufacturing facility in Wallingford, CT, and approximately twenty Broad Peak machining and polishing personnel will join the ConforMIS team, including Ed Kilgallen, former Managing Director at Broad Peak, who has joined ConforMIS as its Vice President of Operations.
“As a highly proficient supplier of polishing services to ConforMIS, Broad Peak has a combined 70+ years’ experience in the aerospace and medical device industries, and we are extremely excited about our new role as part of the ConforMIS team,” said Mr. Kilgallen. “We look forward to playing an even larger role in the development of ConforMIS’ manufacturing technology and to continuing to help deliver high-quality customized knee implants to patients, surgeons and hospitals globally.”
“We anticipate that the integration of Broad Peak’s polishing resources and expertise will deliver rapid and potentially immediate benefits to ConforMIS,” Mr. Augusti added. “As we work to maximize the value of our existing customized knee implant systems and our planned iTotal Hip system, this transaction is just one example of the positive steps we are taking to continually improve every phase of our business.”
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy.  ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital.  In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  ConforMIS owns or exclusively in-licenses approximately 450 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
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About Broad Peak Manufacturing, LLC
Broad Peak is a high-precision femoral finishing facility strategically located less than 100 miles from both NY Metro and Boston. Broad Peak is an ISO 9001:2008 & 13485:2003 accredited facility, providing surface enhancement solutions to a variety of femoral components. The core team at Broad Peak has a long history with femoral manufacturing stretching back to 1998. Broad Peak has provided a multitude of services to medical OEM facilities in Europe, Asia and North America including, but not limited to, Contract Manufacturing, VMI, Contract Inspection, Packaging, as well as validated Manufacturing Cell Transfers and the suite of required SPPAP documentation. Broad Peak is currently specializing in Patient Specific Femoral machining and finishing. This complex process requires modeling, programming and manufacturing of individual fixtures for these implants in order to process the components to a finished state.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for ConforMIS, including statements about cost savings associated polishing of implant components, cost savings or other benefits associated with the purchase of Broad Peak assets, gross margin improvement as a result of the any manufacturing plans or gross margin improvement plans, the progress of any manufacturing plans or any gross margin improvement plans, the impact of the purchase of assets of Broad Peak on ConforMIS’ financial results, the development of the iTotal Hip implant system, economic or other impacts and advantages of using customized implants, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our product development and commercialization efforts, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent ConforMIS’s views as of the date hereof. ConforMIS anticipates that subsequent events and developments may cause ConforMIS’s views to change. However, while ConforMIS may elect to update these forward-looking statements at some point in the future, ConforMIS specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ConforMIS’s views as of any date subsequent to the date hereof.
CONTACT:

Lynn Granito
Berry & Company Public Relations
lgranito@berrypr.com
(212) 253-8881
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Investor Contact:
Oksana Bradley
ir@conformis.com

(781) 374-5598
ConforMIS, Inc.